                                              Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-34149



PROSPECTUS DATED AUGUST 22, 1997            PRICING SUPPLEMENT NO. 6 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-34149
DATED SEPTEMBER 3, 1997                                           JULY 22, 1998
 RULE 424(b)(3)


                  DONALDSON, LUFKIN & JENRETTE, INC.
                          MEDIUM-TERM NOTES
               Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Principal Amount:          $100,000,000               Optional Conversion:          N/A

Price To Public:           100.00%                    Notice Date:                  N/A
Underwriting Discount:       0.45%
Proceeds To Issuer:         99.55%                    Conversion Date:              N/A

Settlement Date            July 27, 1998              Interest Rate:                N/A
(Original Issue Date):

Specified Currency:        US Dollars                 Day Count:                    N/A

Authorized Denomination:   $1,000                     Interest Payment Dates:       N/A

Maturity Date:             July 15, 2003              First Payment:                N/A

Interest Rate:             6.17%                      Optional Repayment Date:      Non-Call/Life
  First Coupon:
  Last Coupon:                                        Initial Redemption Date:      N/A

Day Count:                 30/360                     Initial Redemption            N/A
                                                      Percentage:

Interest Payment Dates:    Semi-annually              Annual Redemption             N/A
                           January 15th, July 15th    Percentage Reduction:

Interest Determination     N/A                        Book Entry Note or            B/E
Date:                                                 Certificated Note:

First Payment:             January 15, 1999           Total Amount of OID:          N/A

                                                      CUSIP:                        25766CAN4

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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                      DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION